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                                                                                    Exhibit 12.1


                                                            ANADIGICS, INC.
                                           CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2000 AND 2001
                                   AND THE YEARS ENDED DECEMBER 31, 1996, 1997, 1998, 1999 AND 2000
                                                     (in thousands, except ratios)

                                                  Year Ended December 31                                Nine Months Ended
                                            -------- -------- -------- ------- ----------      ---------------- ---------------
                                                                                                September 30,   September 29,
                                             1996     1997     1998     1999     2000               2000             2001
                                            -------- -------- -------- ------- ----------      ---------------- ---------------
Fixed Charges:
Interest and amortization of debt           $   371  $   155     $ 79  $   369    $ 300             $     230       $     138
issuance costs
Portion of rental expense representing          603      547    1,049    1,177    1,277                   958             982
                                            -------  -------    -----   -----     -----             ---------       ---------
interest
Total fixed charges                             974      702    1,128    1,546    1,577                 1,188           1,120

Earnings:
Earnings (loss) before income taxes          11,103   20,768   (16,733)  3,398   28,596                30,342         (58,048)
                                            -------  -------   --------------- ---------               ------        --------
Total earnings plus fixed charges            12,077   21,470   (15,605)  4,944   30,173                31,530         (56,928)

Ratio of earnings to fixed charges(1)         12.4x    30.6x               3.2x    19.1x                 26.5x            --
                                            =======  =======  =====    =================             =========      ==========

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(1) For purposes of computing the ratio of earnings to fixed  charges,  earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $15.6 million for the year ended December 31, 1998 and $56.9 million for the nine months ended September 29, 2001.